APPENDIX A

Designated Funds

Innovation α® United States ETF
Innovation α® Global ETF
Innovation α® Trade War ETF
Wahed FTSE USA Shariah ETF
Roundhill BITKRAFT Esports & Digital Entertainment ETF
Overlay Shares Small Cap Equity ETF
Overlay Shares Municipal Bond ETF
Overlay Shares Large Cap Equity ETF
Overlay Shares Foreign Equity ETF
Overlay Shares Core Bond ETF